                                                                  Exhibit (c)(5)
                                                                  --------------

                             **** CONFIDENTIAL ****
FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
(DOLLARS IN THOUSANDS)

                    ----------------------------------------
                    SUMMARY OF ORDERLY LIQUIDATION ESTIMATES
                    ----------------------------------------

                                                                    RANGE OF VALUES
                                                          (NET OF ESTIMATED LIQUIDATION COSTS)
ASSETS                                                      BEFORE CASH DISTRIBUTION/BUYBACK
                                                                 LOW           HIGH
                                                              ----------    ---------
    Cash                                                      $   4,000     $   4,000
    Restricted Cash                                               1,451         1,451
    Investments
      Treasuries                                              $ 110,871       110,871
      HQ Global Holdings Preferred Stock                              -         9,187
     Accounts Receivable (excluding Ventek)                       1,133         1,133
    Note Receivable                                               4,752         4,752
    Circle Tower                                                  2,289         3,292
    Park Plaza                                                    7,178        32,009
    VenTek                                                            -           524
    Net Operating Loss                                            4,618         6,031
    Litigation                                                   (2,000)       54,141
                                                              ----------    ---------
      TOTAL                                                   $ 134,292     $ 227,391

LIABILITIES

    Accounts Payable (excluding Ventek)                       $   7,241     $   7,241
    8-7/8% Senior Notes                                          12,816        12,816
    Ventek Associated Liability                                   5,300             -
                                                              ----------    ---------
      TOTAL                                                   $  25,357     $  20,057

PREFERRED EQUITY

    Preferred Shares of Beneficial Interest                      25,141        25,141
                                                              ----------    ---------
      TOTAL LIABILITIES AND PREFERRED EQUITY                  $  50,498     $  45,198

LIQUIDATION PERIOD CASH FLOW                                    ($2,300)    $     850

                                                              ----------    ---------
      NET LIQUIDATION VALUE                                   $  81,493     $ 183,043
                                                              ==========    =========

         Number of Common Shares Outstanding (000's)             34,806        34,806

                                                              ----------    ---------
      LIQUIDATION VALUE PER SHARE                             $   2.341     $   5.259
                                                              ==========    =========